Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-132484) of PowerShares DB G10 Currency Harvest Fund and DB G10 Currency Harvest Master Fund (the “SEC Registrants”) with the Securities and Exchange Commission of our report dated March 31, 2009, with respect to the statements of financial condition of DB Commodity Services LLC as of December 31, 2008 and 2007 and the related statements of income and expenses, changes in member’s capital (deficit), and cash flows for each of the years in the two year period ended December 31, 2008, which report appears in the Current Report on Form 8-K dated April 3, 2009 of the SEC Registrants.

/s/ KPMG LLP

New York, New York

April 3, 2009